                                                                   Exhibit 10.1

                              SHARE SALE AGREEMENT



         This Share Sale Agreement (this "Agreement") is made and entered into as of the 30th day of August, 2004 by and between PREFORMED LINE PRODUCTS COMPANY, a corporation duly organized and existing under the laws of the State of Ohio, U. S. A, having its principal office at 660 Beta Drive, Cleveland, Ohio 44143 U. S. A. (the "Seller"), FUJIKURA LTD., a corporation duly organized and existing under the laws of Japan, having its principal office at 1-5-1 Kiba, Koto-ku, Tokyo 135-8512, Japan (hereinafter referred to as the "Purchaser"), and JAPAN PLP CO., LTD., a corporation duly organized and existing under the laws of Japan, having its principal office at 1-5-1 Kiba, Koto-ku, Tokyo 135-0042, Japan (the "Company").

                                   WITNESSETH:

         WHEREAS, the Seller owns thirty five thousand two hundred eighty (35,280) shares in the Company, and the Seller desires to sell all of those shares (the "Shares") to the Purchaser upon and subject to the terms and conditions set forth below.

         NOW, THEREFORE, the parties hereto agree as follows:

Article 1. Sale and Purchase of Shares

         1.1 Subject to the terms and conditions set forth below, on the Closing Date (as defined in Section 1.2 below), the Seller shall sell to the Purchaser and the Purchaser shall purchase from the Seller the shares for the aggregate purchase price (the "Price") of TWO HUNDRED FOURTEEN MILLION EIGHT HUNDRED THOUSAND JAPANESE YEN (JPY214,800,000), which is JPY6,088.4354 per share.

         1.2 The consummation of the purchase and sale of the Shares (hereinafter referred to as the "Closing") shall take place on September 28, 2004 (the "Closing Time") at the offices of the Purchaser, or such other time, date and/or place as the parties hereto may agree in writing in advance. (The date of the Closing is hereinafter referred to as the "Closing Date").

Article 2. Conditions to Closing

         As conditions precedent to the Closing:

         (a) all steps required by corporate law or regulations to be taken by the Seller to authorize the sale of the Shares as contemplated hereby shall have been duly and properly taken; and

         (b) all steps required by corporate law or regulations to be taken by the Purchaser to authorize the purchase of the Shares and the payment of the Price as contemplated hereby shall have been duly and properly taken.

Article 3. Closing Procedures

         3.1 Subject to the (i) satisfaction of the foregoing conditions precedent, (ii) compliance with all other requirements set forth herein, (iii) payment of the Price, at or before the Closing Time, by the Purchaser by remitting such in Japanese Yen in immediately available funds to the following account:

             Attn: Mizuho Corporate Bank Ltd.
                   Tokyo, Japan
             SWIFT CODE: MHCBJPJT
             F/A/O: Bank One, NA Chicago

             Account No.: 0297010
             Ref: Acct Name/Acct Number: Preformed Line Products /1002283-1-01

(iv) the Purchaser's delivery of a SWIFT message to Bank One, NA Chicago ("Bank One") as follows to advise Bank One that the payment set forth in clause (iii) has been made:

             Bank One, NA Chicago
             Foreign Exchange Department, Attn: FX Services
             Ref: Acct. Name A/C No.: Preformed Line Products/A/C # 1002283-1-01 Use Swift Code: FNBCUS44

at the Closing the Seller shall deliver to the Purchaser (v) the certificates of the Shares, and (vi) the respective written resignations as director, executed by Messrs. Robert G. Ruhlman and William H. Haag.

         3.2 Upon completion of the Closing the Purchaser, the Company, and the Seller agree that:

             (i) Pursuant to Article XV(a) of the Formation Agreement dated April 18, 1966 between the Seller and the Purchaser (the "Formation Agreement"), the obligations of the Seller under the Formation Agreement shall cease; and each party, for itself and on behalf of its affiliates, and its and such affiliates' respective officers, directors, employees, representatives, agents, affiliates, legal counsel, successors, and assigns (the "Releasing Parties"), shall release, dismiss, and discharge every other party, each such other party's affiliates, and each such other party's and such affiliates' respective officers, directors, employees, representatives, agents, affiliates, legal counsel, successors, and assigns (the "Released Parties") from any and all claims and actions which any of the Releasing Parties has or could have asserted as of the date first above written against any of the Released Parties.

             (ii) The Know-How and Licensing Agreement dated March 23, 1967 and any and all amendments thereof between the Seller and the Company (the "License Agreement") shall terminate; provided, however, that (a) the confidentiality obligations set forth in paragraph 10 of the License Agreement shall survive for 3 (three) years from the date of this Agreement and (b) the Company, Taiwan PLP Co., Ltd. ("Taiwan PLP"), Nishi Nippon PLP Co., Ltd. ("NN PLP"), and Kyoei High Opt Co., Ltd. ("Kyoei") (collectively "Licensees") shall have the right to freely use the know-how that has been disclosed (under the License Agreement) to the Company by the Seller or to Taiwan PLP, NN PLP or Kyoei by the Company, subject only to the confidentiality obligations stipulated hereinabove. The Licensees may, after imposing confidentiality obligations similar to those stipulated in paragraph 10 of the License Agreement, disclose to affiliates of the Licensees the know-how so disclosed by the Seller or the Company, as the case may be. For the avoidance of doubt, the parties hereby specifically confirmed that the parties hereto have agreed that the Seller and the Licensees each have the right to make, use or sell helically-shaped products anywhere in the world; provided, however, that subject to the stipulations in this Agreement the Seller and Licensees shall, at all times, each be entitled to enforce against the other any patent, trademarks or trade names of its own, if any. The confidentiality obligations owed by the Licensees shall not be applicable to information that is in or enters the public domain by any method other than a breach of the confidentiality obligation owed by the Licensees.

             (iii) The Company shall return to the Seller all drawings, specifications, designs, layout plans, and all other documents of a technical and confidential nature (including any and all copies and translations thereof made by the Company) relating in any way to the License Agreement (including without limitation PLP Material Specifications and Product Drawings, Manufacturing Specifications, Machine Drawings, and all information, documents, and materials relating in any way to paragraph 2 of the License Agreement) in the possession of any of the Company, the Purchaser, Taiwan PLP, NN PLP, and Kyoei and which were furnished by the Seller.

             (iv) Except to the extent expressly set forth above in Article 3.2(ii)(b), all licenses granted under the License Agreement (including without limitation those set forth in paragraphs 3, 5(b), 7, and 9 of the License Agreement and which shall include, without limitation, the trademarks and non-expired patents set forth in the attached Exhibit 1 and all third-party-developed-information that the Seller has licensed to the Company) shall automatically cease and terminate, provided, however, that for the six (6) month period following the Closing Date, the Company, Taiwan PLP, NN PLP and Kyoei may use the trademarks set forth in Exhibit 1 without being obliged to pay royalties and, provided further, that such use during such 6-month period shall be limited to the distribution of those quantities of product literature and the consumption of those quantities of product labels that existed as of the date first above written.

             (v) The permission set forth in paragraph 7(c) of the License Agreement shall be revoked.

             (vi) Not later than the date that falls six (6) months after the Closing Date, the Purchaser shall cause the name of the Company (and the names of the Company's affiliates, which affiliates shall include, without limitation, Taiwan PLP, NN PLP, and Kyoei) to be amended such that no such name includes any of the terms "PLP" or "Preformed".

             (vii) Not later than the date that falls six (6) months after the Closing Date, the Company shall cease (and shall procure that the Company's affiliates (which affiliates shall include, without limitation, Taiwan PLP, NN PLP, and Kyoei) shall cease) to use the Seller's corporate logo and, as the case may be, the corporate logo of the Company and of Taiwan PLP.

Article 4. Representations and Warranties; Covenant; and Indemnity

         4.1 Each of the parties hereto hereby, represents and warrants to the others that as of the Closing Time it has obtained, or (in the case of any authorization or approval which need not be obtained until after the Closing Time) it will obtain in a timely fashion, all corporate, governmental and/or other authorizations and approvals of whatsoever kind which may be required to be obtained to enable this Agreement to be duly performed.

         4.2 Except as expressly set forth otherwise herein, the Seller does not make, and the Purchaser does not rely upon, any representation, warranty or condition (express or implied) about, and the Seller shall have no liability or responsibility to the Purchaser for, the Shares.

         4.3 The Purchaser and the Company, for themselves and on behalf of their affiliates, and their and such affiliates' respective officers, directors, employees, representatives, agents, affiliates, legal counsel, successors, and assigns (collectively, the "Purchaser Parties") shall, on a joint and several basis, indemnify, defend, and hold harmless Jon R. Ruhlman, Robert G. Ruhlman, William H. Haag, the Seller, the Seller's affiliates, and the Seller's, such individuals', and such affiliates' respective officers, directors, employees, representatives, agents, affiliates, legal counsel, successors, assigns, personal representatives, and heirs of such individuals, the Seller, and the Seller's affiliates (collectively, the "Seller Parties") from and against any and all claims, losses, damages, and expenses (including without limitation attorneys' fees) suffered by any Seller Party that relates in any way to any claim that may be brought at any time after (and including) the date first above written by a third party in connection with services rendered or not rendered to the Company by persons nominated by the Seller as directors of the Company or based on the fact that the Seller has been the shareholder of the Company.

         4.4 The Seller shall indemnify, defend, and hold harmless the Purchaser and the Company from and against any and all claims, losses, damages, and expenses (including without limitation attorneys' fees) suffered by the Purchaser or the Company that relates in any way to any claim that may be brought at any time after (and including) the date first above written by any or all of the Seller Parties based on the fact that some of the Seller Parties served as directors of the Company; provided, however, that notwithstanding anything to the contrary in this Article 4.4, the Seller shall have no obligation under this Section 4.4 in respect of any claim, loss, damage, and expense (including without limitation attorneys' fees) that relates in any way to the Purchaser Parties' obligations under Section 4.3.

Article 5. Expenses

         The Purchaser shall bear expenses of remittance of the price to the Seller.

Article 6. General Provisions

         6.1 This Agreement constitutes the entire understanding between the parties hereto pertaining to the subject matter hereof, and is made solely in the English language.

         6.2 This Agreement may be executed in three or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         6.3 This Agreement and the rights hereunder are nonassignable.

         6.4 This Agreement may be amended or modified only in writing and only when signed by the duly authorized representatives of each of the parties hereto; provided, however, that the time and the place of the Closing may be altered as provided in Section 1.2 above.

         6.5 Nothing in this Agreement shall be construed to prohibit any party from disclosing to any other person the existence, contents, or terms of this Agreement. For the avoidance of doubt, and without prejudice to the generality of the immediately preceding sentence, any party may make any disclosure that is required by law, regulation, ordinance, court order, or any rule of any stock exchange.

         6.6 Each party agrees to maintain a friendly relationship among all the parties, including each party's respective affiliates, which relationship shall include the exchange of business information and the supply of each party's products on a case by case basis under commercially reasonable terms.

         6.7 This Agreement shall be governed by and interpreted in accordance with the laws of Japan, and the Tokyo District Court shall have exclusive jurisdiction over any disputes which may arise in relation to it.


         [THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives as of the day and year first above written.




Seller:                                      Purchaser:
Preformed Line Products Company:             Fujikura Ltd.

By: /s/ ERIC R. GRAEF                        By: /s/ KATSUHIKO ITO
    --------------------------                   -------------------------------
Name:  Eric R. Graef                         Name:  Katsuhiko Ito
Title: Vice President Finance                Title: Managing Director




Seller:                                      Company:
Preformed Line Products Company:             Japan PLP Co., Ltd.:

By: /s/ WILLIAM H. HAAG                      By: /s/ YASUO KOJIMA
    --------------------------                   -------------------------------
Name:  William H. Haag                       Name:  Yasuo Kojima
Title: Vice President,                       Title: President
       International Operations

                                    EXHIBIT 1
                             PATENTS AND TRADEMARKS


JAPAN-PLP TRADEMARKS


    MARK                      REG. NO.           SERIAL NO.
    ----                     ---------           ----------
PLP and Design
(2 circles)                  1,112,389              74,298

PLP and Design
(1 circle)                   1,251,906           224614/86

ARMOR-GRIP                      613866           3263/1962

ARMORGRIP                       752160            27658/60

GUYGRIP                        901,874            27660/60

GUY-GRIP                       643,548             3266/62

GUY-GRIP                       613,867             3265/62

AGS (work mark)                645,008            11823/74

PREFORMED
(word mark)                    601,757               27659

PREFORMED
(word mark)                    624,436             3262/62

PREFORMED
(word mark)                    613,865             3261/62

COYOTE                         4383561          38869/1998


TAIWAN TRADEMARKS




    MARK                      REG. NO.            SERIAL NO.
    ----                     ---------           ------------
PLP and Design
(2 circles)                  579,625             (81)  34,954

PLP and Design
(2 circles)                  583,918             (81)  34,955

GUY-GRIP                     583,917             (81)  34,951

PARROT-BILL                  579,624             (81)  34,952

PREFORMED
(word mark)                  579,621             (81)  34,947

PREFORMED
(word mark)                  583,916             (81)  34,948


                                END OF EXHIBIT 1